EXHIBIT 10.29

CONSULTING AGREEMENT

This MUTUAL CONSULTING AGREEMENT (the “Agreement”) is made effective as of September 30, 2006 (the “Effective Date”) by and between Nexvu Technologies, LLC., a Delaware limited liability company (“Nexvu”) and Rory Herriman (“Consultant”).

1.	Term. This Agreement shall commence upon the Effective Date and remain in effect for a period of one (1) year (the “Term”) or upon termination as outlined in Section 5.

2.	Consulting Services. Nexvu hereby retains Consultant, and Consultant hereby agrees to provide the following Consulting Services:

a. Operational support of Nexvu. This shall include, but not be limited to any product sales, sales support, customer presentations and product development activities and any other support activities mutually agreed upon by both parties of this Agreement.

b. Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the standards consistent with employees of Nexvu. Consultant shall provide the Consulting Services in accordance with the instructions from Nexvu. The time devoted by Consultant to the performance of this Agreement shall be left to the discretion of Consultant subject to any schedule and budget requirements of Nexvu as communicated to Consultant from time to time. Consultant agrees to be available for meetings with Nexvu and any other Nexvu contractor as requested from time to time by Nexvu and agreed upon by Consultant, such agreement shall not be unreasonably withheld. If Consultant’s work requires a license, Consultant represents that it has obtained that license and that such license is in full force and effect and will remain in full force and effect during the term of this Agreement.

c. Prior to conducting work on under this Agreement and such additional periods of time required under this Section, Consultant will maintain in full force and effect, at Consultant’s own expense, insurance coverage as follows: (i) liability insurance covering acts, errors or omissions arising out of, or failure to render, professional services related to the Consulting Services under this Agreement. Such insurance will include limits of coverage of the local currency equivalent of not less than $500,000 and will remain in effect for not less than five (5) years following the date of termination of this Agreement; and (ii) general liability policy limits will be not less than a combined single limit for bodily injury and property Damage of $500,000 per occurrence; $500,000 for Personal Injury Liability; and $1,000,000 general aggregate. All insurance policies will be written by a company authorized to do business in Illinois. If Consultant carries "claims made" policies to satisfy any of the requirements of this Section, Consultant shall maintain such policies without endangering aggregate limits at the below stated minimums, for at least five (5) years after termination of the Agreement.

3.	Compensation for Consulting Services. Consulting Services will be invoiced in accordance with the following rates:

a.	Rates: Consulting Services shall be performed on an hourly basis billed in quarter hour increments at the rate of $150 per hour.

b.
Travel Time: Travel time required for the Services will be billed in accordance with Section 3 (a); provided, however, that Nexvu shall approve in advance any such required travel pursuant to Section 3(d).

c.
Commission: Any independent sales related activities approved in advance by Nexvu will be billed based on a commission rate of 20% of the total sale amount. Such commission shall be in lieu of any Rates.

d.	Expenses: Nexvu shall reimburse Consultant for all pre-approved Travel and Expenses incurred by Consultant in the performance of the Consulting Services.

4.
Payment for Services. Undisputed payment shall be due within 30 days following the receipt by Nexvu of a properly formatted invoice. Any undisputed amount that is not paid by Nexvu within this 30 day period shall incur a late charge of 1.5% for each month. Consultant shall provide in reasonable detail with the invoice a monthly time and activity records.

5.
Termination. Either party may terminate this agreement for convenience with five (5) days written notice to the other party. Upon termination, all undisputed fees owed by Nexvu to Consultant will be paid as outlined in Sections 3 and 4. For this purpose of this Agreement, written notice can include letter, fax or email. Upon termination or expiration of this Agreement, Consultant shall return all Nexvu materials and Nexvu Confidential Information in Consultant’s control or possession.

6.
Indemnification. Each party hereto shall indemnify, defend and hold the other party, and its directors, officers and employees harmless from and against any and all liability, losses, costs, expenses (including attorneys’ fees), damages, claims or demands (each , a “Claim”) (including, without limitation, those based on the injury to or death of any person or damage to property), directly or indirectly arising out of, or resulting from: (a) any act or omission of such party in performing the Consulting Services; (b) any Claim by a third party relating to any duties or obligations of said party, other than duties and obligations pursuant to this Agreement for which a party may bring an action for breach of contract; (c) any breach of warranties or covenants of said party or use by the other party of the Deliverables (as defined herein).

7.
Scope of Relationship. Consultant agrees and acknowledges that Consultant is an independent contractor and as an independent contractor will not have any authority to bind or commit Nexvu or any of its affiliates or any Customer for whom services are rendered. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership or agency relationship, or any relationship involving fiduciary or trust responsibilities, between Nexvu or any Customer on one hand, and Consultant, on the other. Neither Consultant nor Consultant’s employees will be considered employees of Nexvu or any Customer, and will not be eligible to receive or participate in any benefits, stock, pension or other plans offered to employees of Nexvu or any Customer. Consultant is solely responsible for, and will defend, indemnify and hold Nexvu and any Customer harmless from and against, all taxes, tax withholdings, penalties and assessments related to the monies paid to Consultant hereunder.

8.
Consultant Employees. Consultant is solely responsible for, and will defend, indemnify and hold Nexvu and its officers, directors, employees, customers, successors and assigns harmless from and against any and all liability, losses, costs, expenses (including attorneys’ fees), damages, claims or demands by any employee of Consultant for wages, overtime compensation, bonus payments, insurance coverage, social security, Medicare, unemployment and workers’ compensation coverage and any other employment-related claim, including but not limited to claims of discrimination, breach of contract, wrongful termination, harassment and retaliation.

9.
Non-Disclosure of Confidential Information. This Agreement creates a confidential relationship between Consultant and Nexvu. Consultant acknowledges that, during the Term, Consultant and Consultant’s employees will have access to trade secrets and other confidential or proprietary information relating to the business of Nexvu or its customers (“Confidential Information"). Confidential Information includes, but is not limited to, internal operating manuals, market survey data, customer and prospective customer contact lists and files, marketing plans and strategies, cost and pricing figures, budgets, forecasts, business plans, information concerning employees and other information concerning Nexvu’s business that is not publicly available. Consultant will not disclose any Confidential Information to any third party. Consultant will not use the Confidential Information or assist any third party in using the same for any purpose or at any time other than in the performance of Consultant’s services under this Agreement. Consultant will return immediately upon Nexvu’s request, but in no event later than the termination or expiration of the Term, all materials containing or referring to Confidential Information. Consultant acknowledges that disclosure or unauthorized use of any Confidential Information will cause irreparable harm to Nexvu or its Customers, and Consultant hereby agrees, both during and after the Term, to maintain that confidentiality and to take all reasonable measures necessary to safeguard Confidential Information and to prevent the misuse or unauthorized disclosure of any Confidential Information in any manner, including, but not limited to, assuring its employees are obligated to maintain the same degree of confidentiality with respect to Confidential Information as Consultant. Consultant agrees that all Confidential Information is the property of Nexvu.

10.
 Ownership of Deliverables. Consultant agrees that all rights in programs, documents, software, inventions, designs, products, developments, and other all materials developed by Consultant or any employee of Consultant under this Agreement, including, but not limited to, all copyright, patent, trademark, service mark, trade dress, trade secret, and all proprietary rights (the “Deliverables”), belong to Nexvu whether or not Consultant creates, conceives or develops those materials solely or jointly with others. The Deliverables and all rights in the Deliverables will inure to and be the property of Nexvu for its exclusive use and benefit. Consultant agrees that the Deliverables shall constitute “works made for hire,” and that in the event and to the extent such Deliverables are determined not to constitute “works made for hire” as a matter of law, Consultant hereby irrevocably assigns and agrees to irrevocably assign to Nexvu, without further consideration, all right, title and interest that Consultant may presently have or acquire, free and clear of all liens and encumbrances, in and to all the Deliverables, and all of Consultant’s right, title and interest in any patents, copyrights, patent applications or copyright applications based thereon. Nexvu shall have the exclusive right to register any copyrights, trademarks or patents in any or all Deliverables in its name as owner and author. Consultant agrees to perform, during and after the Term, all acts deemed necessary by Nexvu to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing its rights in the Deliverables and the assignments and licenses granted herein. Consultant hereby irrevocably designates and appoints Nexvu and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for or on behalf and instead of Consultant to accomplish the foregoing. All documents that Consultant prepares and all Confidential Information that Consultant may learn or to which Consultant may have access during the Term are and will remain the exclusive property of Nexvu or its customers. Upon Nexvu’s request, but in no event later than the termination of the Term, Consultant will return to Nexvu, all copies, excerpts and summaries of Nexvu’s property, including, but not limited to, all equipment, materials, documents, agreements, files, vendor lists or files, customer and potential customer lists or files, computer software or hardware, computer programs (whether on floppy disks, mini disks, CDs, hard drives or other electronic media), instruction manuals, proposals, reports, correspondence, records, business cards and all other documents available to, or used by Consultant to render the Consulting Services hereunder or otherwise, under Consultant’s possession or control.

.
11.
Limitation of Liability. IN NO EVENT WILL NEXVU BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE, EVEN IF NEXVU HAS BEEN ADVISED OF THE POSSIBILITY OF THOSE DAMAGES. IN NO EVENT WILL NEXVU’S LIABILITY TO CONSULTANT OR ANY THIRD PARTY EXCEED FEES PAID BY NEXVU TO CONSULTANT IN THE SIX MONTHS PRIOR TO WHEN THE ACTION OR LIABILITY FIRST AROSE.

12.
Interference With Nexvu Business. Consultant agrees that for the Term and for a period of one (1) year following any expiration or termination of this Agreement, Consultant shall not, for itself or any third party, directly or indirectly divert or attempt to divert from Nexvu any business in which Nexvu is engaged, including, without limitation, the solicitation of or interference with any of its customers, clients or vendors. During the term of this Agreement and for one (1) year thereafter, Consultant will not encourage or solicit any employee or consultant of company (or any of its affiliates) to leave Nexvu for any reason.

13.
Assignment. Consultant shall not assign, transfer or subcontract any right in or obligation arising under this Agreement without Nexvu’s prior written consent. Any assignment in violation of this paragraph shall be void. This Agreement shall be binding on and inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns.

14.
Complete Agreement. This Agreement is the sole agreement between the parties relating to the subject matter of this Agreement and supersedes all proposals or prior agreements (oral or written) and all other communications between the parties relating to the subject matter of this Agreement.

15.
Assurances. Each party hereby represents and warrants that all representations, warranties, recitals, statements and Information provided to each other under this Agreement are true, correct and accurate as of the date of this Agreement to the best of their knowledge.

16.
Amendment and Modifications. A waiver, alteration, modification or amendment of this Agreement shall be void unless such waiver, alteration, modification or amendment is in writing and signed by the respective parties hereto.

17.	Severability. If a provision of this Agreement is rendered invalid the remaining provisions shall remain in full force and effect.

18.	Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

19.
Waiver: Waiver of breach of this Agreement shall not constitute a waiver of any other breach. Failure to enforce any provision of this Agreement shall not constitute a waiver or create an estoppel from enforcing such provision.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their authorized representatives and made effective as of the Effective Date.

Nexvu Technologies, LLC.
By:	/s/ Derry L. Behm
Authorized Signature

Derry L. Behm
Name
Chief Financial Officer
Title

Date: September 30, 2006

Consultant

By:	/s/RoryHerriman
Authorized Signature

Name: Rory Herriman

Date: September 30, 2006